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                                                                    Exhibit 21.1

                           SUBSIDIARIES OF iPCS, INC.


     iPCS, Inc., a Delaware corporation, owns all of the outstanding capital stock of iPCS Wireless, Inc., a Delaware corporation, which owns all of the outstanding capital stock of iPCS Equipment, Inc., a Delaware corporation.